Exhibit 99.1

FOR MORE INFORMATION, PLEASE CONTACT: HANOVER|ELITE Kathy Addison, Chief Operating Officer 407-585-1080 or via email at SSNT@hanoverelite.com

SILVERSUN TECHNOLOGIES REPORTS RECORD REVENUE FOR THIRD QUARTER 2013

Nine Month Revenues Increased 30% to $12.29 Million, Up from $9.45 Million on Year-Over-Year Basis; Comparable Three Month Revenues Climbed 26% to $4.38 Million from $3.47 Million

LIVINGSTON, NJ – (Marketwire) – November 14, 2013 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced record  third quarter financial results for the three and nine months ended September 30, 2013.

Financial Highlights for the Three Months Ended September 30, 2013 Compared to the Three Months Ended September 30, 2012:

•	Marking the eighth consecutive quarter of double-digit percentage revenue growth, total revenues rose 26% to $4,374,951 from $3,468,354.
•	Due primarily to higher selling expense, loss from operations totaled $62,084, down from income from operations of $119,212.
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Notwithstanding non-cash expenses of $97,807 related to share-based compensation, depreciation and amortization, income from operations for the three months ended September 30, 2013 totaled $35,723, which compared to income from operations of $186,240 notwithstanding non-cash expenses of $67,028 for share-based compensation, depreciation and amortization.

•	Net loss was $82,219, or $0.00 loss per basic and diluted share, a decrease from net income of $102,808, or $0.00 earnings per basic and diluted share.

Financial Highlights for the Nine Months Ended September 30, 2013 Compared to the Nine Months Ended September 30, 2012:

•	Total revenues increased to a new historic high of $12,290,088, up 30% from $9,448,638.
•	Income from operations increased to $146,895 from a loss from operations of $886,160.
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Notwithstanding the same aforementioned non-cash expenses for the nine month periods, income from operations totaled $399,711, an increase of 11% when compared to income from operations of $360,070 after deducting the same non-cash expenses.

•	Net income rose to $95,496, or $0.00 earnings per basic and diluted share, compared to a net loss of $939,414.
•	Net cash provided by the Company’s operating activities totaled $862,003, up from $153,463 for the comparable nine months in the prior year.

As of September 30, 2013, the Company had $938,008 in cash; $1,173,699 in accounts receivable; $192,487 in long term debt; and total stockholders’ deficit of $631,295.

For more details on SilverSun’s third quarter results, please refer to the Company’s 10-Q filed with the U.S. Securities Exchange Commission and accessible at www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “Our third quarter performance continued our trend of record quarterly results and positions us well to finish 2013 on very strong footing.  Moreover, our robust cash position and growing backlog of new business at SWK, coupled with the increasing strength of our recurring revenue channels, all serve to bolster our confidence that we’ll exceed our revenue objective of $16 million for the year, and begin 2014 poised to perpetuate our success in ensuing quarters.”

About SilverSun Technologies, Inc.
Headquartered in Livingston, New Jersey, SilverSun Technologies is involved in the acquisition and build-out of technology and software companies engaged in providing best of breed management applications and professional consulting services to small and medium size businesses (SMBs) in the manufacturing, distribution and service industries.  Serving as SilverSun’s principal operating subsidiary, SWK Technologies, Inc. employs national direct and channel sales teams, and a consulting team, all of which serve a growing customer base spanning the United States and Canada.  For more information, please visit www.silversuntech.com, www.swktech.com or www.mapadoc.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information about management's view of SilverSun Technologies’ future expectations, plans and prospects.  In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements.  Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of SilverSun Technologies, its subsidiaries and concepts to be materially different than those expressed or implied in such statements.  Unknown or unpredictable factors also could have material adverse effects on SilverSun Technologies’ future results.  The forward-looking statements included in this press release are made only as of the date hereof.  SilverSun Technologies cannot guarantee future results, levels of activity, performance or achievements.  Accordingly, you should not place undue reliance on these forward-looking statements.  Finally, SilverSun Technologies undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by SilverSun Technologies.